EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
(1)Registration Statement (Form S‑8 No. 333-250834) pertaining to the Amended and Restated 2002 Stock Plan of Trimble Inc.,
(2)Registration Statements (Form S‑8 Nos. 333‑161295 and 333‑183229) pertaining to the Amended and Restated Employee Stock Purchase Plan of Trimble Inc., and
(3)Registration Statement (Form S-3 No. 333-264749) and in the related Prospectus of Trimble Inc.;
of our report with respect to the consolidated financial statements of Trimble Inc. dated February 26, 2024 (except for the effects of the material weaknesses related to certain information technology general controls for certain systems, controls to ensure the completeness and accuracy of data transferred between certain systems, and controls over the evaluation of standalone selling prices of performance obligations described in the second paragraph of the Opinion on the Consolidated Financial Statements and the Critical Audit Matter for Revenue Recognition – Standalone Selling Prices of Performance Obligations, as to which the date is January 15, 2025) and our report with respect to the effectiveness of internal control over ﬁnancial reporting of Trimble Inc. dated February 26, 2024 (except for the effects of the material weaknesses related to certain information technology general controls for certain systems, controls to ensure the completeness and accuracy of data transferred between certain systems, and controls over the evaluation of standalone selling prices of performance obligations described in the second and fourth paragraphs of that report, as to which the date is January 15, 2025) included in this Form 10-K/A of Trimble Inc. for the year ended December 29, 2023.
/s/ Ernst & Young LLP
San Jose, California
January 15, 2025